PRESS RELEASESource: Frontier Energy Corporation


Frontier Energy Corp Signs Letter of Intent for Purchase of Assets of Cancen Oil Processors


Friday June 27, 2008

NORTH LAS VEGAS, Nev.--(BUSINESS WIRE)--Frontier Energy Corporation ("Frontier" or the "Company")(Pink Sheets:FRGY) is pleased to announce it has signed a letter of intent for the purchase of all assets and on-going business of Cancen Oil Processors, Inc. ("Cancen") (www.cancenoil.com), a private company. Cancen's assets include a refinery, multiple disposal wells and an existing operating business with experienced staff.

FrontierCEO Bob Genesi comments, "All parties are very excited about what this potential purchase could mean for Frontier and for Cancen. Discussions have been swift and only minor details remain. We hope to announce a completion of this purchase in the near term."


The Letter of Intent includes provisions whereby the two parties will use their best efforts to move forward to execute and deliver a definitive purchase and sale agreement within a short period of time. Additional information will be forthcoming as it becomes available.


About Frontier Energy Corp.


Frontier is an exploratory  oil  and  gas  business headquartered in Las Vegas,
Nevada.   Our  goal  is  to  build  a solid portfolio  of  assets  through  the acquisition of leases and explore and develop the opportunities on our leases.


Except for the historical information presented, the above statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the oil and gas industry, competitive pricing pressures, completion of possible acquisitions, success at integrating and operating any acquired operations and the availability of necessary financing. These statements speak only as of above date, and Frontier disclaims any intent or obligation to update them.


Contact:

Frontier Energy Corporation, Las Vegas
Robert Genesi, 702-648-5849